Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.

PROVIDES UPDATE ON AMENDING DEBT COVENANTS

The Woodlands, Texas June 15, 2016 /PRNewswire/ - TETRA Technologies, Inc. (NYSE:TTI) (the “Company” or “TETRA”) today provided an update regarding the actions it previously disclosed as being undertaken to enhance its balance sheet and amend its debt covenants. The Company has previously indicated that the following actions have been taken:

•	Covenants under CSI Compressco’s credit facility were amended on May 25, 2016 which increased the leverage ratio covenant to 5.75X from December 31, 2016 to September 30, 2017, with subsequent step downs.

•	TETRA tendered for and retired at par $100 million of its unsecured senior notes. The purchases of these notes were funded by loans under the Company’s existing credit facility. After completion of this tender offer, the next maturity of TETRA’s long term debt is in April, 2019.

Additionally, TETRA previously disclosed that it was in discussions with its lenders to amend its existing credit agreement to, among other things, (a) replace the interest coverage ratio covenant with a fixed charge coverage ratio covenant, (b) increase the revolver leverage ratio from 3.0X to 4.0X from June 30, 2016 through March 31, 2018, with subsequent step downs, and (c) pledge collateral to secure the obligations to the lender group. TETRA believes it will be able to achieve this without a reduction in the $225 million commitment level under the revolving credit facility. TETRA was recently notified by the administrative agent under its credit agreement that a majority of the bank lenders have approved the anticipated amendments subject to acceptable documentation and an agreement with funds managed or advised by GSO Capital Partners on comparable amendments. Additionally, TETRA recently received a non-binding term sheet from funds managed or advised by GSO Capital Partners to amend the terms of its $125 million unsecured notes without an increase in the interest payable on the notes to (a) increase the leverage ratio from 3.5X to 4.5X through March 31, 2018, with subsequent step downs, (b) to replace the interest coverage ratio covenant with a fixed charge coverage ratio covenant, and (c) to require a pledge of collateral to secure the obligations under the notes, all subject to acceptable documentation. Although TETRA believes that it will be able to finalize the documentation and complete the amendments with its lenders, there is no assurance that it will be successful in amending its credit agreement or note purchase agreement on terms reasonably acceptable to it or at all.

While TETRA previously disclosed that as of March 31, 2016, its leverage ratio under its credit agreement was 2.08x as compared to 3.0x as required under the credit agreement, TETRA also previously indicated that it was reasonably possible that one of its financial covenants under its credit agreement would not be achieved as of September 30, 2016. Conditions have changed since this was previously reported and TETRA now believes that there is a significant level of uncertainty as to whether it will be in compliance with the interest coverage ratio covenant under its credit agreement as of September 30, 2016. This uncertainty raises a substantial doubt about TETRA’s ability to continue as a going concern if TETRA is unable to complete the anticipated amendments with its lenders. The interest coverage ratio covenant includes a computation for maintenance capital expenditures that is significantly above what the company is actually expending or is expected to expend which results in the expected covenant breach. This interest coverage ratio covenant is the covenant that TETRA is in discussions with its lenders, as noted above, to replace with a more conventional fixed charge coverage ratio covenant.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We are pleased with the progress to-date in strengthening our balance sheet with the retirement of the private notes, the amendment of the CSI Compressco revolver, and the engagement with GSO Capital Partners and our bank revolver group to amend our covenants to conform to our actual operations. If we are successful in completing these anticipated amendments, we believe that these changes will provide us the financial wherewithal to maneuver through this downturn and be prepared to respond rapidly when activity levels rebound by funding working capital and growth capital.”

Investor Contacts

TETRA Technologies, Inc., The Woodlands, Texas

Elijio Serrano, 281-364-5029

www.tetratec.com

Company Overview and Forward Looking Statements

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the terms of anticipated amendments to the Company’s debt agreements and expectations regarding the ability to complete such amendments, as well as the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including adverse changes in the credit market. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

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